Exhibit (d)(12)(K)

John Hancock Asset Management a Division of Manulife Asset Management (US) LLC

Notice of Termination of Subadvisory Agreement as to the

Core Fundamental Holdings Trust

Core Global Diversification Trust

Fundamental Holdings Trust

Global Diversification Trust

Each a Series of John Hancock Variable Insurance Trust

(Each an “Acquired Fund”)

Notice is hereby given pursuant to Section 9 of the Subadvisory Agreement (the “Agreement”) dated April 28, 2006, as amended, between John Hancock Investment Management Services, LLC and John Hancock Asset Management a Division of Manulife Asset Management (US) LLC that the Agreement as to each Acquired Fund is terminated effective as of the close of business on December 6, 2013. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after December 6, 2013.

Executed this 4th day of December, 2013.

John Hancock Investment Management Services, LLC

By:	/s/ Philip J. Fontana
Phil Fontana
Vice President

John Hancock Asset Management a Division of Manulife Asset Management (US) LLC hereby waives its right to 60 days notice of such termination as provided for in Section 9 of the Agreement.

Executed this 3rd day of December, 2013.

John Hancock Asset Management a Division of Manulife Asset Management (US) LLC

By:	/s/ Diane Landers
Diane Landers
Chief Operating Officer